Exhibit 99.1

Cray Media:	Investors:
Nick Davis	Paul Hiemstra
206/701-2123	206/701-2044
pr@cray.com	ir@cray.com

CRAY INC. REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

Company reaffirms revenue guidance and profitability expectations for 2011

Seattle, WA – July 28, 2011 – Global supercomputer leader Cray Inc. (Nasdaq: CRAY) today announced financial results for the second quarter ended June 30, 2011. Revenue for the quarter was $67.9 million compared to $28.7 million in the prior year period. The company reported a net loss for the quarter of ($3.0 million) or ($0.08) per share compared to a net loss of ($6.6 million) or ($0.19) per share in the second quarter of 2010.

Total gross profit margin for the second quarter 2011 was 38% compared to 39% for the second quarter of 2010. For the second quarter 2011, product margin was 34% and service margin was 48%. Second quarter 2011 service margin benefited from strong maintenance margin and revenue on a Custom Engineering contract on which costs were recognized in a prior period.

Operating expenses for the second quarter of 2011 were $28.7 million compared to $17.6 million in the second quarter of 2010. In the prior year quarter, operating expenses benefited from $12 million in research and development (R&D) co-funding credits related to the completion of a Defense Advanced Research Projects Agency (DARPA) milestone. Second quarter 2011 results included non-cash items of $2.1 million for depreciation and amortization and $1.0 million related to stock compensation expense.

Revenue for the six-month period ended June 30, 2011 was $107.8 million compared to $57.1 million in the prior year period. For the first half of the year, total operating expenses were $46.7 million compared to $35.9 million in the prior year period. The higher operating expenses were almost entirely due to less R&D co-funding credits. Net loss was ($4.4 million) or ($0.13) per share for the first half of 2011 compared to a net loss of ($18.2 million) or ($0.53) per share in the prior year period. The first half of 2011 results included non-cash items of $4.3 million for depreciation and amortization and $2.1 million related to stock compensation expense.

As of June 30, 2011, cash balances totaled $135.6 million.

“We had a solid quarter, with revenue up substantially year over year and strong gross profit margins,” said Peter Ungaro, president and CEO of Cray. “We are getting great market feedback on our latest products and I’m particularly excited about our new hybrid supercomputer, the Cray XK6, which will be the first general-purpose supercomputer that allows users to harness the capability of GPUs to run real-world applications faster than ever before. In addition to a planned processor upgrade for our high-end systems, we continue to make good progress on our product roadmap and expect to release new Custom Engineering offerings late this year. While we have a lot of work left to do, we are confident in our prospects for the rest of the year and remain focused on our long term goals of growth and sustained profitability.”

Outlook

A wide range of results remains possible for 2011 and the company’s quarterly and annual results are highly dependent on completing a handful of large transactions already contracted as well as securing additional opportunities. One of these opportunities not yet contracted is now anticipated to be more than $60 million in revenue for 2011. Assuming all necessary acceptances are achieved within the year, total revenue for 2011 is anticipated to be $300-$340 million. Quarterly revenue is expected to fluctuate for 2011 with third quarter revenue in the range of $35 million and fourth quarter revenue likely representing more than 50% of the annual total.

For the year, total gross margins are expected to be in the mid-30% range. With a second $12 million DARPA milestone anticipated for the fourth quarter, total operating expenses for 2011 are expected to be approximately $100-$105 million, including restructuring expenses related to the company’s workforce rebalancing announced in March 2011. Based on this outlook, we expect to be profitable for 2011.

Actual results for any future period are subject to large fluctuations given the nature of Cray’s business.

Recent Highlights

•

At the Cray User Group (CUG) meeting in May, Cray announced the launch of the company’s new hybrid supercomputing system – the Cray XK6 supercomputer. The Cray XK6 system combines Cray’s Gemini interconnect, next generation CPUs from AMD, and NVIDIA Tesla 20-Series GPUs. Cray’s unified CPU/GPU programming environment is a unique capability that provides users with powerful and tested tools, libraries, compilers and third-party software. The Cray XK6 is expected to be available in the second half of 2011, and is scalable to more than 50 petaflops of compute power.

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In May, Cray announced it had signed a contract with the Swiss National Supercomputing Centre (CSCS) to upgrade its Cray XT5 system, nicknamed “Monte Rosa” to a Cray XE6 supercomputer. Cray will add the Gemini interconnect to the Monte Rosa system and will also upgrade all of the supercomputer’s processors to new AMD Opteron™ 6200 Series processors (code-named “Interlagos”). The upgrade is expected to be completed later this year and will provide CSCS users with more than 400 teraflops of computing power.

•

In June, Cray announced that the company had sold a Cray XE6m supercomputer to GE Global Research – the technology development arm for the General Electric Company. The Cray XE6m system will be used to support simulation-based engineering and science across the various disciplines at GE Global Research, and will give the organization’s users the ability to run more complex simulations as they explore multi-physics challenges, gain higher fidelity insights and pursue areas of science and product development that could not be simulated using standard commodity clusters.

•

Cray shipped its first next-generation Cray XMT supercomputer during the second quarter, delivering the system to CSCS in Switzerland. Also in the second quarter, Virginia Governor Bob McDonnell announced the establishment of the Center for Applied High Performance Computing in Danville, Virginia, which will be home to the first next-generation Cray XMT system located outside of a federal laboratory or academic institution. Expected to be delivered and installed later this year, the Cray system will support the Center’s mission of accelerating the development and commercialization of applications requiring graph analytics.

Conference Call Information

Cray will host a conference call today, Thursday, July 28, 2011 at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss second quarter 2011 financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-888-549-7737. International callers should dial 1-480-629-9672. To listen to the audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.

If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-406-7325, international callers dial 1-303-590-3030, and entering the access code 4459276. The conference call replay will be available for 72 hours, beginning at 4:30 p.m. PDT on Thursday, July 28, 2011.

About Cray Inc.

As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology is designed to enable scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, statements related to Cray’s financial guidance and expected future operating results, its product development plans, including its ability to complete a Cray XE6 processor upgrade, the Cray XK6 and additional Custom Engineering offerings, the expected delivery of Cray systems that have been ordered, and the ability of systems delivered by Cray to meet the customer’s requirements. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions as well as known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that Cray does not achieve the operational or financial results that it expects, the risk that Cray will not be able to secure orders for Cray XE6 and Cray XK6 systems (including upgraded systems) when or at the levels expected (including for the more than $60 million opportunity planned in 2011), the risk that Cray is not able to successfully complete its planned product development efforts and deliver a Cray XE6 processor upgrade, the Cray XK6 and additional Custom Engineering offerings within the planned timeframes or at all, the risk that Cray is not able to achieve and obtain acceptance of co-funded development milestones (including the $12 million milestone anticipated in fourth quarter 2011) when or as expected or at all, the risk that our estimate of the future costs to complete work under the DARPA contract increases materially and causes us to not be able to credit the expected portion, or any, of the milestone amount against fourth quarter 2011 expenses even if the milestone is completed, the risk that the AMD “Interlagos” processor is not available when expected, the risk that the planned update to the NVIDIA 20-Series GPU is not available with the performance expected or when expected, the risk that the systems ordered by customers are not delivered when expected or do not perform as expected once delivered, the risk that customer acceptances are not received when expected or at all (particularly with more than 50% of revenue anticipated in the fourth quarter of 2011), the risk that Cray is not able to achieve anticipated gross margin or expense levels, and such other risks as identified in the company’s quarterly report on Form 10-Q for the period ended June 30, 2011, and from time to time in other reports filed by Cray with the U.S. Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Cray undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the company’s expectations.

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Cray is a registered trademark of Cray Inc. in the United States and other countries and Cray XE6, Cray XE6m, Cray XK6, Gemini, Cray XT5 and Cray XMT are trademarks of Cray Inc. Other product and service names mentioned herein are the trademarks of their respective owners.

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
REVENUE:
Product	$47,654	$9,253	$64,350	$18,318
Service	20,266	19,480	43,437	38,803

Total revenue	67,920	28,733	107,787	57,121

COST OF REVENUE:
Cost of product revenue	31,638	4,587	42,955	12,593
Cost of service revenue	10,528	12,828	21,878	26,576

Total cost of revenue	42,166	17,415	64,833	39,169

Gross profit	25,754	11,318	42,954	17,952

OPERATING EXPENSES:
Research and development, net	18,464	7,044	24,920	14,738
Sales and marketing	6,373	6,572	12,729	12,836
General and administrative	3,777	4,018	7,914	8,305
Restructuring	58	0	1,176	0

Total operating expenses	28,672	17,634	46,739	35,879

Loss from operations	(2,918)	(6,316)	(3,785)	(17,927)

Other income (expense), net	193	(148)	(350)	(51)

Interest income, net	23	22	40	39

Loss before income taxes	(2,702)	(6,442)	(4,095)	(17,939)

Income tax expense	(256)	(196)	(348)	(296)

Net Loss	$(2,958)	$(6,638)	$(4,443)	$(18,235)

Basic net loss per common share	$(0.08)	$(0.19)	$(0.13)	$(0.53)
Basic weighted average shares	35,040	34,246	34,911	34,101

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands)

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$131,827	$57,381
Restricted cash	3,797	3,914
Accounts and other receivables, net	20,326	106,268
Inventory	48,002	49,241
Prepaid expenses and other current assets	6,387	5,901

Total current assets	210,339	222,705

Property and equipment, net	16,875	17,953
Service inventory, net	1,663	1,887
Deferred tax assets	3,042	3,105
Other non-current assets	12,933	14,978

TOTAL ASSETS	$244,852	$260,628

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,861	$20,384
Accrued payroll and related expenses	9,028	20,668
Other accrued liabilities	7,257	6,380
Deferred revenue	49,020	49,896

Total current liabilities	88,166	97,328

Long-term deferred revenue	11,940	14,954
Other non-current liabilities	3,238	2,525

TOTAL LIABILITIES	103,344	114,807

Shareholders’ equity:
Common stock and additional paid-in capital	561,902	559,058
Accumulated other comprehensive income	2,192	4,906
Accumulated deficit	(422,586)	(418,143)

TOTAL SHAREHOLDERS’ EQUITY	141,508	145,821

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$244,852	$260,628